                        SECOND STOCK PURCHASE AGREEMENT

     This Agreement is made this        day of March, 1999, by and between
Premier Concepts, Inc., a Colorado corporation ("Premier"), and Infusion Capital Partners, LLC, a Delaware limited liability company ("Infusion").

     In consideration of the mutual covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

     1.   Request for Second Funding and Assignment to Investor.
          -----------------------------------------------------
     At any time within the six (6) month period after the date of this Agreement, Premier may provide Infusion with a written request for Infusion to arrange for one or more Persons (defined below) determined by Infusion (an "Investor") to consummate the transactions contemplated hereby. As soon as is reasonably practicable (but in no event more than thirty (30) days) after its receipt of such request, Infusion shall assign this Agreement, and its rights and obligations hereunder, without the consent of Premier, to the Investor(s). Such assignment shall be made on terms and conditions mutually satisfactory to Infusion and Investor, and a copy of the agreements regarding the assignment shall be provided to Premier. Notwithstanding such assignment, Infusion shall continue to be obligated to arrange for one or more Persons to consummate the transactions contemplated hereby in the event the initial Investor(s) fail to do so.

     2.   Authorization of Second Funding.
          -------------------------------
     Premier shall solicit and use its best efforts to obtain stockholder approval for the transactions contemplated by this Agreement (and any related transactions) on the terms of this Agreement (and on such other terms as may be reasonably requested by Investor) prior to Premier's filing of its report on Form 10-K for its fiscal year ended January 31, 1999. Premier shall obtain Investor's advance approval, which shall not be unreasonably withheld, of any materials to be distributed or filed, and of any action to be taken, with respect to such approval. Without limiting the foregoing, the stockholder approval shall include a separate approval of the sale and issuance of the warrants to Infusion and Equisition Capital Partners, LLC, a Delaware limited liability company ("Equisition") referred to in agreements between Premier and such Persons.

     3.   Transactions at Closing
          -----------------------

          3.1   Purchase and Sale of Stock and Warrant.
                --------------------------------------
          Subject to the terms and conditions set forth herein, at Closing, Investor hereby agrees to purchase from Premier, and Premier hereby agrees to issue and sell to Investor, (i) 446,770 shares of Premier's Series A Convertible Preferred Stock, par value $.10 per share (the "Stock"), having the rights and preferences set forth in Exhibit A hereto, each share of Stock being convertible into one share of Premier's common stock, par value $.002 per share, and (ii) a Warrant in the form of Exhibit B hereto to purchase that portion of the aggregate 160,000 shares under such Warrant as shall be allocated to Investor by Infusion, Investor and Equisition (the "Investor Warrant"), for the purchase price of $279,231.25 (giving the Stock a stated value of $5/8 ($.625) per share).

          3.2   The Closing.
                -----------
          The closing of such purchase and sale (the "Closing") shall take place promptly (but no more than 15 days) after Infusion's assignment of this Agreement as set forth in Section 1, on a date mutually agreed upon by Premier and Investor.

     4.   Use of Proceeds.
          ---------------
     Premier shall use at least $175,000 of the proceeds of this transaction, together with the proceeds of the transactions contemplated by the First Stock Purchase Agreement (defined on Exhibit C), to engage MeridianTelesis, LLC, a Delaware limited liability company ("MeridianTelesis"), to establish and expand Premier's e-commerce capabilities (such funds to be expended in accordance with a schedule determined by MeridianTelesis based on discussions with Premier regarding the strategic rollout of Premier's e-commerce platform). Premier shall use the remaining proceeds of such transactions for expenses of the transactions (including expenses associated with necessary filings and to secure stockholder approval for the consummation of this Agreement), to pay Infusion pursuant to the Management Services Agreement (defined on Exhibit
C), to reduce the outstanding principal of Premier's bank debt, to acquire new stores and renovate existing stores and for working capital (all in accordance with a budget to be adopted by Premier satisfactory to Investor and Infusion (the "Proceeds Budget").

     5.   Conditions to Investor's Obligations.
          ------------------------------------
     The obligations of Investor to purchase and pay for the Stock and to consummate the Closing are subject to the satisfaction or waiver as of the Closing of the following conditions:

          5.1   Request for Second Funding.
                --------------------------
          Premier shall have made the request set forth in Section 1 above or Infusion shall have exercised its right to require Premier to consummate the transactions contemplated hereby as provided in Section 6.8 of the Management Services Agreement.

          5.2   Other Agreements.
                ----------------

          Premier shall have entered into mutually satisfactory agreements set forth on Exhibit C hereto with the parties identified thereon, and each of such agreements shall be in full force and effect as of the Closing.

          5.3   Other Rights.
                ------------
          Premier shall have taken all necessary actions so that the terms and provisions set forth on Exhibit D (which are incorporated into and made a part of this Agreement by this reference) shall be valid, binding and enforceable against Premier.

          5.4   Representations, Warranties and Covenants.
                -----------------------------------------
          Premier's representations and warranties shall be true and correct at and as of the Closing, and Premier shall have performed and complied with all agreements, covenants and conditions contained herein (including, without limitation, those on Exhibit D) and in the other agreements, instruments and documents to be executed or delivered by Premier in connection herewith which are required to be performed or complied with at or before the Closing.

          5.5   No Defaults.
                -----------
          There shall have occurred no breach, violation, default, noncompliance, misrepresentation or untrue statement by Premier under or in any of the agreements set forth on Exhibit C or the Agreement Regarding Basic Terms dated February 26, 1999 between Premier and Infusion.

          5.6   Adverse Proceedings.
                -------------------
          No action, suit, demand, proceeding, appeal, order, investigation, inquiry or claim before any judicial, arbitral, regulatory or governmental body shall be pending or threatened which, in the judgment of Investor, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement.

          5.7   Legal Prohibitions.
                ------------------
          None of the transactions contemplated by this Agreement shall be prohibited by any Applicable Law (defined below), and the consummation of such transactions shall not subject Investor to any penalty, liability or onerous condition under or pursuant to any Applicable Law. "Applicable Law" means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations, rulings, ordinances, codes, requirements and orders of governmental bodies or regulatory agencies applicable to or affecting such Person, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person is a party or by which it (or any of its property) is bound.

          5.8   Proceedings and Consents.
                ------------------------
          Premier shall have taken all actions and proceedings required in connection with the transactions contemplated hereby to be consummated at or prior to the Closing (which shall be satisfactory in form and substance to Investor), and all necessary Consents (defined below), filings and notices with respect to the transactions contemplated by this Agreement shall have been obtained, made or given by Premier. Without limiting the foregoing, (i) Premier shall have obtained the stockholder approval set forth in Section 2 and such approval shall be in full force and effect and shall not have been amended or modified and (ii) Premier shall have duly adopted, executed and filed properly a Certificate of Designation establishing the terms and the relative rights and preferences of the Stock set forth on Exhibit A and such Certificate of Designation shall be in full force and effect and shall not have been amended or modified. "Consent" means any consent, authorization, approval, order, decree, permit, certification, license, registration or third party action of any kind.

          5.9   Receipt of Stock and Warrant.
                ----------------------------
          Investor shall have received certificates evidencing the Stock and shall have received the Investor Warrant, each duly issued by Premier to Investor. Infusion shall have received the warrant referred to in
Section 4.1(ii) of the Management Services Agreement, duly issued by Premier to Infusion (the "Infusion Warrant"). Equisition shall have received a Warrant in the form of Exhibit B hereto to purchase that portion of the aggregate 140,000 shares under such Warrant as shall be allocated to Equisition by Infusion, Investor and Equisition (the "Equisition Warrant"). There shall have occurred no event or action which could result in a dilution in the percentage ownership in Premier to be acquired by Investor, Equisition or Infusion.

          5.10  Closing Documents
                -----------------
          Premier shall have delivered to Investor the documents set forth on Exhibit D and such other documents, agreements, Consents and other instruments relating to the transactions contemplated by this Agreement as Investor or its counsel may reasonably request.

     Any condition specified in this Section 5 may be waived if expressly consented to by Investor, provided that no such waiver shall be effective against Investor, even if Closing occurs, unless it is set forth in a writing executed by Investor.

     6.   Conditions to Premier's Obligations.
          -----------------------------------
     The obligations of Premier to issue and sell the Stock and Investor Warrant to Investor and to consummate the Closing are subject to the satisfaction or waiver as of the Closing of the following conditions:

          6.1   Representations and Warranties.
                ------------------------------
          Investor's representations and warranties shall be true and correct at and as of the Closing.

          6.2   Proceedings and Consents.
                ------------------------
          All actions and proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing shall be satisfactory in form and substance to Premier, and all necessary Consents, filings and notices to have been obtained, made or given by Investor with respect to the transactions contemplated by this Agreement shall have been obtained, made or given by Investor.

          6.3   Receipt of Purchase Price.
                -------------------------
          Premier shall have received payment for the Stock by wire transfer of immediately available funds in accordance with written wire instructions provided by Premier.

          6.4   Closing Documents.
                -----------------
          Investor shall have delivered to Premier an Officer's Certificate (defined on Exhibit E), dated the date of the Closing, stating that the obligations of Investor under Section 3 and the conditions specified in this Section 6 have been fully satisfied.

     7.   Representations and Warranties of Premier.
          -----------------------------------------
     As a material inducement to Investor to enter into this Agreement, to purchase the Stock, and to consummate the Closing, Premier hereby represents and warrants as follows:

          7.1   Organization and Power.
                ----------------------
          Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Premier has all requisite power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and the other agreements, instruments and documents to be executed or delivered by Premier in connection with this Agreement.

          7.2   Authorization.
                -------------
          Premier has full power and authority (corporate or otherwise) to enter into and carry out the terms of this Agreement and all other agreements, instruments and documents contemplated hereby and to consummate all transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby to which Premier is a party and the consummation of all transactions contemplated hereby and thereby have been duly authorized by Premier. This Agreement and all other agreements, instruments and documents contemplated hereby to which Premier is a party constitute the valid and binding obligations of Premier and are enforceable in accordance with their respective terms.

          7.3   No Breach.
                ---------
          The execution and delivery by Premier of this Agreement and all other agreements, instruments and documents contemplated hereby to which Premier is a party, the offer, sale and issuance of the Stock hereunder and the other securities contemplated hereby and the fulfillment of and compliance with the respective terms hereof and thereof by Premier, do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon Premier's capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or
(f) require any Consent, filing, exemption or other action pursuant to the Certificate of Incorporation or Bylaws of Premier or any agreement, instrument or Applicable Law to which Premier is subject or by which it is bound.

          7.4   Subsidiaries.
                ------------
          Premier does not own, directly or indirectly, any shares of stock or other equity interests or security in any corporation, partnership, limited liability company, association or other entity or business enterprise (including individuals) (a "Person"), and Premier has no obligation to make an investment or acquisition in any such Person.

          7.5   Capital Stock and Related Matters
                ---------------------------------

                (i) As of the Closing and immediately thereafter, the authorized capital stock of Premier shall consist of (i) twenty million (20,000,000) shares of preferred stock, par value $.10 per share, of which no shares other than the Stock shall be issued and outstanding and (ii) eight hundred fifty million (850,000,000) shares of common stock, par value $.0004 per share (referred to herein as Premier's common stock), of which one million seven hundred seventy-five thousand twenty-five (1,775,025) shares plus the shares issued to Equisition pursuant to the First Stock Purchase Agreement shall be issued and outstanding. Upon the Closing, all of the outstanding shares of the Company's capital stock (including the Stock) shall be validly issued, fully paid and nonassessable.

                (ii) Except for Premier's Class A Warrants, Incentive Stock Options, Non-Plan Options (referred to in (iii) below) and agreements to issue no more than twenty-five thousand (25,000) shares of common stock (and except for the Investor Warrant, the Infusion Warrant and the Equisition Warrant and the rights under the Registration Agreements (defined on Exhibit C)), as of the Closing, (a) Premier shall not have outstanding any stock, debt instrument or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, (b) Premier shall not have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, (c) there shall be no anti-dilution or registration rights to which any holder of securities of Premier is entitled and (d) Premier shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

                (iii) As of the Closing and immediately thereafter (including after giving effect to the Incentive Stock Options under the Executive Employment Agreements (defined on Exhibit C), the number of shares of common stock underlying the Class A Warrants shall be 1,858,334, under the Incentive Stock Options shall be 350,000 and under the Non-Plan Options shall be 37,000, and the average exercise price of the outstanding Incentive Stock Options and the Non-Plan Options shall not exceed $2.05.

                (iv) There are no statutory or contractual shareholders preemptive rights or rights of refusal or similar rights with respect to Premier's issuance and sale of the Stock hereunder or the issuance of common stock upon exercise or conversion of the warrants and Stock to be issued pursuant to this Agreement, the Management Services Agreement and the First Stock Purchase Agreement.

                (v) Premier has not violated, and has fully complied with, any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock (including, without limitation, the Stock, the Investor Warrant, the Infusion Warrant and the Equisition Warrant). To the best of Premier's knowledge, there are no agreements between its shareholders with respect to the voting or transfer of Premier's capital stock or with respect to any other aspect of its affairs.

                (vi) Premier has not granted any appreciation rights, phantom rights or other rights or interests having profit participation or other equity features or providing economic incentives or benefits based upon the income or other measure of performance of Premier or any distribution on, transaction involving or valuation of any capital stock of Premier

          7.6   Financial Statements.
                --------------------
          The books and records of Premier are in all material respects complete and correct, have been prepared and maintained in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and in accordance with sound business practices, and they accurately reflect the basis for all disclosures made by Premier. The financial statements attached hereto as Exhibit F ("Financial Statements") include an audited balance sheet, statement of income and statement of changes in financial position, all of which have been prepared in accordance with GAAP, consistently applied, and fairly and accurately present the financial condition and results of operations of Premier, as of the dates and for the periods of time indicated.

          7.7   Projections.
                -----------
          All projections provided or made available to Investor by or on behalf of Premier have been prepared in good faith by Premier (or by a third party acting on behalf of Premier and reasonably believed by Premier to be competent as to the tasks performed) and are based upon assumptions that were reasonable in light of the circumstances under which they are made.

          7.8   Material Adverse Changes.
                ------------------------
          Since the date of the most recent balance sheet included in the Financial Statements, (a) there has occurred no material adverse change in
(i) the existing or prospective business, operations, assets or condition (financial or otherwise) of Premier or (ii) relations with any employees or other personnel, joint venturer, customer, supplier or party to a material contract of Premier (including, without limitation, its store leases), (b) the business and affairs of Premier have been conducted and carried on only in the ordinary course of business consistent with past practices (and Premier has not engaged in any transaction outside such ordinary course) and (c) the physical properties, inventory and facilities owned or leased by Premier have suffered individually or in the aggregate any material depletion, destruction or damage, regardless of whether or not any loss suffered was insured. To Premier's knowledge, none of the foregoing could reasonably be expected to occur, excluding changes in the economy generally.

          7.9   Undisclosed Matters.
                -------------------
          Except as set forth on the Financial Statements:

                (i) Premier has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due and regardless of when asserted) arising out of any transaction, act, omission or state of fact existing at or prior to the Closing, other than liabilities and obligations which arise on or after the date of the Closing in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or any claim, asserted or unasserted), which either alone or in the aggregate would have a material adverse effect on Premier.

                (ii) The properties (real and otherwise) and assets (tangible or intangible) owned or used by Premier or located on its premises are free and clear of all liens, security interests, mortgages, pledges, assignments, charges, assessments, adverse claims, easements, restrictions, title defects, covenants, burdens and legal or equitable encumbrances of any kind.

                (iii) There are no actions, suits, demands, proceedings, orders, investigations, inquiries or claims pending or threatened against or affecting Premier (or against or affecting any officer, director, employee agents or other Person acting on behalf of Premier), at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement or any other agreement, instrument or document contemplated hereby), and there is no judgment, order, decree or other ruling of any court, arbitrator or governmental agency affecting Premier, which either alone or in the aggregate would have a material adverse effect on Premier.

                (iv) Premier has duly filed in proper form (or timely and properly obtained an extension with respect to) all required federal, state, local or foreign income, franchise, sales, use, property, excise, payroll and other tax returns and has paid all taxes, fees, interest, penalties and assessments of whatever nature due on or before the date of this Agreement, and no audits of Premier's tax returns by any governmental authority are pending or, to the knowledge of Premier, threatened.

                (v) There are no pending, threatened or potential unasserted claims (other than routine claims for benefits) by, on behalf of or against any of the bonus, deferred compensation, stock option, severance and other medical, life, insurance, profit-sharing, pension, retirement or other employee benefit or welfare plans of or relating to Premier ("Plans"), and none of the Plans provide benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service.

                (vi) All obligations of Premier to pay salary, wages, benefits, withholding, social security, unemployment insurance, business privilege or payroll taxes have been paid or satisfied in full and there are outstanding no such obligations, except for obligations which either alone or in the aggregate would not have a material adverse effect on Premier or subject any director, officer or employee of Premier to any liability.

                (vii) There has been no loan, payment, transfer, assignment or other disposition of assets or rights of any kind by Premier to, on account of, or for the benefit of any Person affiliated with or otherwise related to Premier, directly or indirectly, whether in the form of compensation, dividends or other distributions in respect of shares of stock or otherwise, and there is no outstanding offer or commitment to make, or any reasonable expectation on the part of others that there will be, such a payment, transfer, assignment or other disposition.

          7.10  Premises.
                --------
          Premier has good and valid right, title or interest in or to the real property, whether owned or leased, used for its existing store locations. All such real property, buildings, equipment and other tangible assets owned, leased or used by Premier (a) are in good operating condition and are fit for use in the ordinary course of business, (b) do not violate any present or proposed Applicable Laws, (c) are not subject to any pending or threatened condemnation or eminent domain proceedings and (d) have all Consents and all utilities and access rights necessary for full use in the conduct of business as presently and proposed to be conducted.

          7.11  Contracts and Leases.
                --------------------
          Premier is not a party or otherwise bound by or subject to any written or oral material contract, agreement, lease (including real property leases), license or commitment outside the ordinary course of business. Premier has no reason to believe that any contract, agreement, lease, license or commitment to which it is a party or otherwise bound is likely to be terminated, canceled, adversely modified (including by significant rent increase) or breached or that Premier's right, title and interest therein may be challenged.

          7.12  Proprietary Rights.
                ------------------
          Premier owns all right, title and interest in and to, or has the right to use pursuant to a valid and binding license, all Proprietary Rights (defined below) necessary for the operation of its business as presently conducted and as presently proposed to be conducted.
"Proprietary Rights" means (in whatever form or medium) all patents and patent applications, trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof (including, without limitation, "Imposters" and "Elegant Pretenders"), copyrights and registrations and applications for registration thereof, computer software, data and documentation, trade secrets and other confidential information and other intellectual property rights and licenses. Premier has not granted a license or other right to any third party with respect to any Proprietary Rights. No loss or expiration of any Proprietary Right or related group of Proprietary Rights is pending or, to Premier's knowledge, threatened or is reasonably foreseeable, and Premier has made reasonable and prudent efforts to maintain and protect the Proprietary Rights which it owns and uses. To Premier's knowledge, no owners of any Proprietary Rights licensed to Premier have failed to make reasonable and prudent efforts to maintain and protect the Proprietary Rights which are subject to such licenses. Except for those which arise in the ordinary course of Premier's business and which either alone or in the aggregate would not have a material adverse effect on Premier, there have been no claims made against Premier asserting the invalidity, misuse or unenforceability of any of the Proprietary Rights owned or used by Premier, and there are no reasonable grounds for any such claim. Except for those which arise in the ordinary course of Premier's business and which either alone or in the aggregate would not have a material adverse effect on Premier, Premier has not received a notice of conflict with the asserted rights of others, and the conduct of Premier's business (including, without limitation, any particular product or product line) has not infringed or misappropriated and does not infringe or misappropriate any rights of other Persons, nor would any future conduct or product as presently contemplated infringe any rights of other Persons and, to Premier's knowledge, the Proprietary Rights owned or used by Premier have not been infringed or misappropriated by other Persons.

          7.13  Insurance.
                ---------
          Premier maintains insurance policies with respect to its assets and businesses against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in Premier's industries. All such policies are adequate to protect the assets and business of Premier, and each policy is enforceable in accordance with its terms and in full force and effect as of the date hereof. Premier is not in default with respect to its obligations under any insurance policy maintained by it.

          7.14  Compliance with Laws.
                --------------------
          To the best of Premier's knowledge, Premier has complied with all Applicable Laws and has not received notice of, nor does Premier have any reason to know of, any claim of default or violation with respect to any Applicable Law (including, without limitation, laws respecting (i) licensing or franchising, (ii) employment and employment practices, such as those relating to Plans, wages, hours, collective bargaining, unemployment insurance, workers compensation, OSHA, equal opportunity, age and handicapped discrimination, immigration control, and the payment and withholding of social security and other taxes, (iii) public company registration and reporting requirements and other securities matters, (iv) the environment and hazardous substances and (v) matters affecting Premier's business generally).

          7.15  Disclosure.
                ----------
          Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates, securities filings or reports or other items delivered or made available to Investor by or on behalf of Premier in connection with the transactions contemplated hereby (including, without limitation, all publicly available securities filings, forms and reports) contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading. There is no fact which Premier has not disclosed to Investor in writing and of which any officers, directors or executive employees of Premier is aware and which has had or could reasonably be anticipated to have a material adverse effect on Premier's business or prospects. Premier, through its directors, officers and employees, has exerted best efforts to verify all representations, warranties or other statements, whether in this Agreement or otherwise made to Investor, and, to the knowledge of Premier, through such Persons, the representations, warranties of Premier under this Agreement are true and correct in all material aspects.

     8.   Representations and Warranties of Investor.
          ------------------------------------------
     As a material inducement to Premier to enter into this Agreement, to issue and sell the Stock and to consummate the Closing, Investor hereby represents and warrants as follows:

          8.1   Organization and Power.
                ----------------------
          Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority and all material Consents necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

          8.2   Authorization and Enforceability.
                --------------------------------
          The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action, and no other company act or proceedings on its part is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Investor and is enforceable against it in accordance with its terms.

          8.3   No Breach.
                ---------
          The execution and delivery by Premier of this Agreement and all other agreements contemplated hereby to which Investor is a party, the purchase hereunder of the Stock, and the fulfillment of and compliance with the respective terms hereof and thereof by Investor, do not and shall not
(a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the assets of Investor pursuant to, (d) give any third party the right to accelerate any obligations under, (e) result in a violation of, or (f) require any Consent or other action by or notice, pursuant to, the Limited Liability Company Agreement of Investor or any agreement, instrument or Applicable Law to which Investor is subject.

          8.4   Investment Representation.
                -------------------------
          Investor is acquiring the Stock purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the Securities Act or any applicable state securities laws; provided that nothing contained in this Section 8.4 shall prevent Investor and subsequent holders of the Stock or any other securities issued by Premier from transferring such securities in any manner in compliance with, or pursuant to the requirements of an exemption from registration contained in, the Securities Act of 1933, as amended, applicable state securities laws and/or the regulations adopted pursuant thereto (including, without limitation, a distribution of the Stock to the members of Investor, which is hereby approved in advance by Premier).

     9.   Indemnification.
          ---------------

          9.1   Losses of Investor.
                ------------------
          In addition to all rights and remedies available to Investor at law or in equity, Premier shall indemnify Investor and its members, managers, officers, partners, agents, employees, representatives and counsel and their respective successors, assigns, heirs or legal representatives, and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (including, without limitation, diminutions in value and consequential damages), liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' and other professionals' fees and expenses and all amounts paid in the investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such party may suffer, sustain or become subject to as a result of, in connection with or arising out of:

                (i) any misrepresentation or breach of warranty by Premier or omission of a material fact from any representation or warranty by Premier in this Agreement (including all Exhibits to this Agreement, and all certificates, instruments and documents presented to Investor by Premier pursuant to the terms of this Agreement (including, without limitation, all publicly available securities filings, forms and reports)) or any other agreement, instrument or document executed or delivered in connection with this Agreement;

                (ii) any nonfulfillment of a condition or breach of any covenant or agreement on the part of Premier under this Agreement or any agreement, instrument or document executed or delivered in connection herewith;

                (iii) any action, suit, demand, proceeding, order, investigation, inquiry or claim by any third party (including, without limitation, governmental agencies) against or affecting Investor or Premier which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties or covenants of Premier under this Agreement or any agreement, instrument or document executed or delivered in connection herewith; and

                (iv) any third party claim (whenever made) not disclosed on any Exhibit hereto relating in any way to Premier, and any other third party claim (whenever made) relating in any way to Premier, whether or not disclosed on any Exhibit hereto, arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation occurring or existing on or prior to the date of Closing or otherwise related to this Agreement, the purchase or ownership of the Stock or the Conditional Warrant by Investor and/or any use made by Premier of all or any portion of the proceeds thereof.

          9.2   Losses of Premier.
                -----------------
          In addition to all rights and remedies available to Premier at law or in equity, Investor shall indemnify Premier and its directors, officers, partners, agents, employees, representatives and counsel and their respective successors, assigns, heirs or legal representatives, and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any Loss which any such party may suffer, sustain or become subject to as a result of, in connection with or arising out of:

                (i) any misrepresentation or breach of warranty by Investor or omission of a material fact from any representation or warranty by Investor in this Agreement (including all Exhibits to this Agreement, and all certificates, instruments and documents presented to Investor by Premier pursuant to the terms of this Agreement (including, without limitation, all publicly available securities filings, forms and reports)) or any other agreement, instrument or document executed or delivered in connection with this Agreement;

                (ii) any nonfulfillment of a condition or breach of any covenant or agreement on the part of Investor under this Agreement or any agreement, instrument or document executed or delivered in connection herewith; and

                (iii) any action, suit, demand, proceeding, order, investigation, inquiry or claim by any third party (including, without limitation, governmental agencies) against or affecting Premier which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties or covenants of Investor under this Agreement or any agreement, instrument or document executed or delivered in connection herewith.

          9.3   Survival.
                --------
          All representations, warranties, covenants and other agreements in this Agreement and in all other agreements, instruments and documents executed or delivered in connection with this Agreement, and all rights and remedies provided under or otherwise available in connection with any of the foregoing (including, without limitation, the indemnification rights provided in this Section 9), at law or in equity, shall survive the execution and delivery of this Agreement and the other agreements, instruments and documents executed or delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of either party or any of their respective directors, officer, partners, agents, employees, representatives or counsel thereof or the acceptance by a party of any certification or opinion.

          9.4   Defense of Claims.
                -----------------
          Any Person making a claim for indemnification under this Section 9 (an "Indemnitee") shall notify the party obligated to provide such indemnification (the "Indemnifier") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that the failure to so notify the Indemnifier shall not relieve the Indemnifier of its obligations hereunder except to the extent such failure shall be proved to have caused the Indemnifier to suffer a material loss. The Indemnifier shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnitee's claim for indemnification, at the Indemnifier's expense, and at its option (subject to the limitations set forth below), the Indemnifier shall be entitled to appoint lead counsel of such defense, acceptable to the Indemnitee; provided that prior to, and as a condition to, the Indemnifier's appointing lead counsel of such defense the Indemnifier shall first (a) verify to the Indemnitee in writing, in form and substance satisfactory to the Indemnitee, that the Indemnifier shall be fully and unconditionally responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification as required hereunder, and (b) provide the Indemnitee with assurance, in form and substance satisfactory to the Indemnitee in its sole judgment, that the Indemnifier is and will satisfy any such liability; provided further, that:

                (i) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice, with fees and expenses of such separate counsel borne by the Indemnitee. Notwithstanding the foregoing, the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifier effectively assumes control of such defense shall be borne by the Indemnifier.

                (ii) The Indemnifier shall not be entitled to assume or retain control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, suit, investigation, proceeding, inquiry or other claim giving rise to the claim for indemnification could be detrimental to or injure Indemnitee's reputation, an important relationship or future business prospects or otherwise result in harm not readily calculable in monetary terms, (C) the claim seeks an injunction or equitable relief against the Indemnitee, (D) the Indemnitee reasonably believes that there is an actual or potential conflict of interest involved in the representation of the Indemnitee by the counsel selected by the Indemnifier, whether because of differing interests between the Indemnifier and the Indemnitee or otherwise, or (E) the Indemnitee reasonably believes that Premier has failed or is failing to vigorously prosecute or defend such claim.

                (iii) If the Indemnifier, with the consent of the Indemnitee, shall control the defense of any such claim, the Indemnifier shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim, if, pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief is likely to be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice.

     10.  Miscellaneous
          -------------

          10.1  Rights and Remedies.
                -------------------
          Except as otherwise expressly provided herein, the rights and remedies of the parties under this Agreement (including the right to terminate this Agreement and the right to indemnification) shall be cumulative with and in addition to, not exclusive or in replacement of, any other rights or remedies that may be available under any other agreement between the parties, at law or in equity.

          10.2  Forum Selection for Disputes.
                ----------------------------
          Each of the parties to this Agreement hereby submits to the exclusive, personal jurisdiction of either the Federal District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Philadelphia County, Pennsylvania for all claims, disputes or controversies involving the parties hereto and relating to this Agreement; provided, however, nothing herein shall prevent a party hereto from asserting a claim for indemnification or any other claim hereunder against the other party hereto in connection with a third party action in the same jurisdiction where a third party action has been brought. Each party hereby knowingly, intelligently and voluntarily waives its right to contest the jurisdiction or venue of either such court, whether on the grounds of inconvenience or otherwise, and each party hereto knowingly, intelligently and voluntarily waives its right to initiate a suit or action against the other party in any other court or forum, except as expressly provided in Section 9.

          10.3  Waiver of Jury Trial.
                --------------------
          IRREVOCABLY AND UNCONDITIONALLY, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTELLIGENTLY AND VOLUNTARILY WAIVES ITS RIGHTS TO DEMAND TRIAL BY JURY IN ANY LITIGATION, SUIT OR OTHER ACTION BROUGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED PURSUANT TO, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY PROVISION OF ANY OF THE FOREGOING OR ANY OTHER MATTERS INVOLVING BOTH OF THE PARTIES HERETO.

          10.4  Notices and Other Communications.
                --------------------------------
          Any notice, consent, demand or other communication required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if (a) sent by personal delivery or facsimile, telecopier or similar transmission (and shall be deemed given upon confirmation of receipt), (b) mailed by first class registered or certified mail, return receipt requested, postage prepaid (and shall be deemed delivered three (3) days after the date received for delivery by the United States Postal Service, whether or not accepted by the addressee) or (c) sent by nationally recognized next-day delivery courier that guaranties delivery within twenty-four (24) hours, charges prepaid (and shall be deemed delivered one business day after delivery to said courier), addressed to the parties hereto at their respective addresses set forth under their names on the signature pages hereto, marked in each case to the attention of the Chief Executive Officer of the recipient; however, each party may change the person to be notified on its behalf or the address of such person from time to time by giving notice of such change at least ten
(10) days in advance.

          10.5  Entire Agreement.
                ----------------
          This Agreement embodies the entire agreement and understanding between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral or written, express or implied, in connection therewith.

          10.6  Amendments and Waivers.
                ----------------------
          Any provision of this Agreement may be amended or modified, in whole or in part, and the compliance with any provision of this Agreement may be waived only with the written consent of (a) both parties hereto, in the case of an amendment or modification and (b) the party waiving compliance with a provision, in the case of a waiver.

          10.7  No Waiver.
                ---------
          No waiver by any party hereto of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition.

          10.8 Severability.
                ------------
          If any provision (or any part of any provision) of this Agreement shall for any reason be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not invalidate, impair or affect the remainder of this Agreement, which shall continue in full force and effect. If such invalid, illegal or unenforceable provision would be valid, legal and enforceable if modified in scope, duration or otherwise, such provision shall be deemed modified to the minimum extent necessary to render the same valid, legal and enforceable.

          10.9  Governing Law.
                -------------
          This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

          10.10 Binding Effect.
                 --------------
          Except as otherwise expressly provided, all covenants and agreements contained in this Agreement or any other agreement, instrument or document executed or delivered in connection herewith by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs and legal representatives, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Investor as a purchaser or holder of the Stock are also for the benefit of, and enforceable by, any subsequent holder of such Stock.

          10.11 Assignment.
                 ----------
          Except as contemplated by Section 1, neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, in such other party's sole discretion.

          10.12 No Third Party Rights.
                 ---------------------
          This Agreement is not intended to, and it shall not, provide any rights whatsoever to any third party, and no third party shall have any right to assert a claim under or enforce this Agreement against any party hereto.

          10.13 Construction.
                 ------------
          The masculine form, wherever used herein, shall be construed to include the feminine and the neuter, and vice versa, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, and vice versa, where appropriate. The term "include" (and correlative terms, such as "includes" and "including") shall not be construed as a term of limitation in any context but shall be construed as if followed by the words "without limitation." All references in this Agreement to a "Section" shall be to the applicable section of this Agreement, unless otherwise specially provided. The captions of Sections are for the convenience of the parties only; they form no part of this Agreement and shall not affect its interpretation.

          10.14 Determining Days.
                 ----------------
          In computing the number of days for purposes hereof, all days shall be counted, including Saturdays, Sundays and legal holidays in the Commonwealth of Pennsylvania (unless only business days are specified); provided, however, that if the final day of any time period falls on a Saturday, Sunday or legal holiday, the final day shall be deemed to be the following day which is not a Saturday, Sunday or holiday. A "business day" shall mean any day which is not a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.






                          [intentionally left blank]




































          10.15 Counterparts.
                 ------------
          This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all counterparts together shall constitute one and the same instrument. The transmission of a signature by telecopier will be treated as delivery of an executed original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                               PREMIER CONCEPTS, INC.


                               By:  /s/ Sissel B. Greenberg
                                    ----------------------------------
                                    Sissel B. Greenberg, President and CEO

                               Address for Notices:
                               3033 S. Parker Road, Suite 120
                               Aurora, CO 80014
                               Facsimile: (303) 338-5780

                               INFUSION CAPITAL PARTNERS, LLC


                               By:  /s/ David M. M. Taffet
                                    ------------------------------------
                                    David M. M. Taffet, President

                               Address for Notices:
                               1601 Market Street, Suite 2450
                               Philadelphia, PA 19103
                               Facsimile: 215-988-9055

                                   Exhibit A

                         CERTIFICATE OF DESIGNATION OF
                      RIGHTS AND PREFERENCES OF SERIES A
                          CONVERTIBLE PREFERRED STOCK
                           OF PREMIER CONCEPTS, INC.


                     Pursuant to Section 7-106-102 of the
                       Colorado Business Corporation Act


     PREMIER CONCEPTS, INC., a corporation organized and existing under the laws of the State of Colorado (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of the Colorado Business Corporation Act, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series A Convertible Preferred Stock:

     RESOLVED THAT:

          Whereas, by virtue of the authority contained in its Articles of Incorporation, as amended, the Company has the authority to issue Twenty Million (20,000,000) shares of $.10 par value Preferred Stock, the designation and amount thereof and series, together with the powers, preferences, rights, qualifications, limitations or restrictions thereof, to be determined by the Board of Directors pursuant to the applicable law of the State of Colorado;

          Now therefore, the Company's Board of Directors hereby establishes a series of the class of Preferred Stock authorized to be issued by the Company as above stated, with the designations and amounts thereof, together with the voting powers, preferences and relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations or restrictions thereof, to be as follows:

     1. Designations and Amounts. Five Hundred Thousand (500,000) shares of the Company's authorized Preferred Stock are designated as Series A Convertible Preferred Stock, having a Stated Value of $.625 per share.

     2. Definitions. For the purposes of this Resolution the following definitions shall apply:

          (a)   "Board" shall mean the Board of Directors of the Company.

          (b) "Company" shall mean Premier Concepts, Inc., a Colorado corporation.

          (c) "Original Issue Date" for a series of Preferred Stock shall mean the date on which the first share of such series of Preferred Stock was originally issued.

          (d) "Preferred Stock" shall refer to Series A Convertible Preferred Stock.

          (e) "Common Stock" shall refer to the Company's $.002 par value common stock.

          (f)   "Stated Value" shall be $.625 per share.

          (g) "Subsidiary" shall mean any corporation at least 50% of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more
          Subsidiaries.

          (h) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     3.   Dividends.
          ---------

          (a) The holders of outstanding Preferred Stock shall be entitled to receive dividends at the annual rate of 10% per annum based on the Stated Value Per Share computed on the basis of a 360-day year and twelve 30-day months. Dividends shall be calculated from the date of issue and shall be payable only upon the conversion of the Preferred Stock into shares of Common Stock as provided for in Paragraph 7 hereof (the "Dividend Payment Date"). Dividends shall be payable only to the record holders of the shares of Preferred Stock on the date of conversion; and prior record holders of the shares of Preferred Stock shall have no right, title or interest or divisible share in such dividend.

          (b) The dividends payable on the Preferred Stock provided for in Paragraph 3(a) above shall be paid exclusively by the issuance by the Company to the record holder entitled to such dividend of shares of the Company's Common Stock valued at Fair Market Value on the Dividend Payment Date. For the purposes of the dividend, Fair Market Value shall be the average closing bid price of the Company's Common Stock on the over-the-counter market for the 15 trading days immediately preceding the Dividend Payment Date.

          (c) In addition to the Common Stock dividend, the holders of outstanding Preferred Stock shall be entitled to participate, pro rata, in dividends paid on outstanding shares of Common Stock, if, when and as the Board of Directors shall in their sole discretion deem advisable, and only from the net profits or surplus of the Company as such shall be fixed and determined by the Board of Directors. The determination of the Board of Directors at any time of the amount of net profits or surplus available for dividend shall be binding and conclusive on the holders of all the stock of the Company at the time outstanding.

     4.   Liquidation Rights.
          ------------------

          (a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders before any payment or declaration and setting apart for payment of any amount shall be made in respect to any outstanding preferred stock ranking junior to the Preferred Stock or the Common Stock, an amount equal to $.625 per share. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company available to be distributed shall be distributed ratably to the holders of the Preferred Stock.

          (b) After the payment or distribution to the holders of the Preferred Stock of the full preferential amounts aforesaid, the holders of any preferred stock rank junior to the Preferred Stock and the Common Stock then outstanding shall be entitled to receive all of the remaining assets of the Company.

          (c) Neither a consolidation, merger or reorganization of the Company, a sale or other transfer of all or substantially all of its assets, nor a sale of fifty percent (50%) or more of the Company's capital stock then issued and outstanding nor the purchase or redemption by the Company of stock of any class, nor the payment of a dividend or distribution from net profits or surplus of the Company shall be treated as or deemed to be a liquidation hereunder.

     5. Redemption. The Company shall have neither the right nor the obligation to redeem any of the outstanding Preferred Stock, and holders of the Preferred Stock shall not have the right to demand the redemption of any of the outstanding Preferred Stock.

     6. Voting Rights. Upon issuance, and subject to increase and additional rights as provided below, holders of shares of this series of Preferred Stock shall be entitled to vote with the holders of shares of Common Stock as a single class on all matters presented for a vote to the shareholders of the Company. The number of votes per share of this series of Preferred Stock which can be cast shall be adjusted at such time or times as the conversion price is adjusted so that the number of votes per share of this series of Preferred Stock which may be cast shall always be equal to the full number of shares of Common Stock into which each share of this series of Preferred Stock may be converted when voting with the holders of Common Stock as a single class.

     7. Conversion. The Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

          (a) Holder's Optional Conversion. Holders of outstanding shares of Preferred Stock shall have an option at any time after issuance to convert each share of Preferred Stock into one share of the Company's Common Stock (the "Initial Conversion Value").

          (b) Company's Optional Conversion. The Company shall have the right to compel the conversion of all outstanding shares of Preferred Stock into an equal number of shares of Common Stock in the event there exists an effective Registration Statement registering for sale under the Securities Act the shares of Company's Common Stock issuable upon such conversion (the "Conversion Stock"), and the closing bid price of the Company's Common Stock on the over-the-counter market has been equal to or greater than $.9375 per share for twenty (20) or more consecutive trading days.

          (c) Mechanics of Conversion. The Company shall, within ten (10) days of its decision to exercise its rights under Paragraph 7(b) above, provide written notice, first class postage pre-paid, to each holder of record of the Preferred Stock to be converted, at his post office address last shown on the records of the Company, of the conversion (the "Conversion Notice"). The Conversion Notice shall state:

                (i) That all of the holder's outstanding shares of Preferred Stock were converted;

                (ii) The number of shares of Preferred Stock held by the holder that were converted;

                (iii) The effective date of the Conversion (the "Conversion Date") and the number of shares of Common Stock which the holder will receive; and

                (iv) That the holder is to surrender to the Company, in the manner and at the place designated, his certificate or certificates representing the shares of Preferred Stock converted.

          Thereafter, each holder of Preferred Stock to be converted shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the place designated in the Conversion Notice, and thereupon the requisite number of shares of Common Stock shall be issued in the name of the person whose name appears on the surrendered certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Notwithstanding that the certificates evidencing any of the shares of Preferred Stock shall not have been surrendered, all rights with respect to such shares shall forthwith after the Conversion Date, terminate, except only the right of the holders to receive the appropriate number of shares of Common Stock upon surrender of their certificate or certificates therefor.

          (d) Adjustment for Stock Splits, Stock Dividends and Combinations. If the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock effect a subdivision of the outstanding Common Stock or declares a stock dividend on outstanding shares of Common Stock, the Conversion Value then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company shall at any time or from time to time after the Original Issue Date for a series of the Preferred Stock combine the outstanding shares of Common Stock, the Conversion Value then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Paragraph 7(d) shall become effective at the close of business on the date the subdivision, stock dividend or combination becomes effective.

          (e) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for elsewhere in this Paragraph 7), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

          (f) Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares provided for elsewhere in this Paragraph 7) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the company's assets to any other person, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting form such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Paragraph 7 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation, or sale to the end that the provisions of this Paragraph 7 (including adjustment of the Conversion Value then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) Definition. The term "Additional Shares of Common Stock" as used herein shall mean all shares of Common Stock issued or deemed issued (including a right or option to purchase Common Stock, or shares of stock or an obligation convertible into Common Stock) by the Company after the Original Issue Date for a series of Preferred Stock, whether or not subsequently reacquired or retired by the Company, other than (1) shares of Common Stock, and (2) shares or other securities issued to employees, officers, directors, consultants or other persons performing services for the Company pursuant to any stock offering, option, plan, or arrangement approved by the Board of Directors of the Company.

          (h) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or
          (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, entity, or person, or any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least 30 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution,
          (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

          (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Board.

          (j) Notices. Any notice required by the provisions of this Paragraph 7 to be given to the holder of shares of the Preferred Stock shall be deemed given when personally delivered to such holder or five (5) business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

          (k) Payment of Taxes. The Company will pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock.

          (l) No Dilution or Impairment. The Company shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

          (m) Reservation of Common Stock. The Company agrees that the number of shares of Common Stock sufficient to provide for the conversion of the Preferred Stock upon the basis herein set forth will at all times that the shares of Preferred Stock are issued and outstanding be reserved for the conversion thereof.

     8. No Preemptive Rights. No holder of the Series A Preferred Stock of the Corporation shall be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the Corporation or of any stock of the Corporation to be issued by reason of any increase of the authorized capital stock of the Corporation, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying options or warrants to purchase stock or other securities of the Corporation or to purchase or subscribe for any stock of the Corporation purchased by the Corporation or by its nominee or nominees, or to have any other preemptive rights now or hereafter defined by the laws of the State of Colorado.

     9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion, or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Company shall be authorized to issue.

     IN WITNESS WHEREOF, said PREMIER CONCEPTS, INC, has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its President and attested by its Secretary and has caused its corporate seal to be affixed hereto, this
day of                   , 1999.

                                       PREMIER CONCEPTS, INC.
Attest:


/s/ Todd Huss                          By:/s/ Sissel Greenberg
--------------------------             ------------------------------------
Secretary                              Sissel Greenberg, President

[Corporate Seal]

                                   Exhibit B

The Securities represented by this instrument have not been registered under the Securities Act of 1933 (the "Securities Act") or qualified under the securities laws of any state, in reliance upon exemptions from such registration and qualification requirements.


                              WARRANT CERTIFICATE


                      For the Purchase of Common Shares,
                           $.002 Par Value per Share

                                      of

                            PREMIER CONCEPTS, INC.
                           (a Colorado corporation)

   Warrant No.                                                 Warrants
   WA -002                                                     160,000


   THIS WARRANT CERTIFIES THAT, for value received, Equisition Capital, LLC, or registered assigns ("Warrantholder") is the registered owner of the above indicated number of Warrants entitling the Warrantholder, commencing upon the Exercise Date, as defined in paragraph 1 of this Certificate, but before the Expiration Date as defined in Paragraph 1 of this Certificate, but not thereafter, to subscribe for, purchase and receive one (1) fully paid and non-assessable share of Common Stock, $.002 par value (the "Common Stock") of Premier Concepts, Inc., a Colorado corporation (the "Company"), at a purchase price of $2.05 per share of Common Stock ("Exercise Price") upon presentation and surrender of this Warrant and upon payment of the Exercise Price for such of the shares of Common Stock of the Company, at any time after the Exercise Date, but only subject to the conditions set forth herein. The Exercise Price, the number of shares purchasable upon exercise of each Warrant, and the Expiration Date are subject to adjustments described herein. The Warrantholders may exercise all or any number of the Warrants represented hereby. Upon exercise of this Warrant, the form of election hereinafter provided for must be duly executed and the instructions for registration of the Common Stock acquired by such exercise must be completed. If the rights represented hereby shall not be exercised at or before the Expiration Date, this Warrant shall become and be void without further force or effect, and all rights represented hereby shall cease and expire.

   1. TERM OF WARRANT. The Warrants evidenced by this Warrant Certificate may be exercised in whole or in part at any time commencing upon and subject to the consummation by the Company of the Second Stock Purchase Agreement (the "Second Stock Purchase Agreement" or the "Agreement") between the Holder, on the one hand, and the Company, on the other (the "Exercise Date") and ending at 5:00 p.m. Mountain Time on the third anniversary of the Exercise Date (the "Expiration Date").

   2. NOTICE OF EXTENDED EXPIRATION DATE. The Company may extend the Expiration Date for the exercise of this Warrant at any time by giving thirty (30) days' written notice thereof to the Warrantholder. If this Warrant is not exercised on or before the extended Expiration Date, it shall become wholly void.

   3. ADJUSTMENTS OF EXERCISE PRICE AND SHARES. In the event the Common Stock issuable upon exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, or in the event the Company shall at any time issue Common Stock by way of dividend or other distribution on any stock of the Company, or subdivide or combine the outstanding shares of Common Stock, then in each such event the Holder of this Warrant shall have the right thereafter to exercise such Warrant and receive the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such Warrant might have been exercised immediately prior to such reorganization, reclassification or change. In the case of any such reorganization, reclassification or change, the Exercise Price shall also be appropriately adjusted so as to maintain the aggregate Exercise Price. Further, in case of any consolidation or merger of the Company with or into another corporation in which consolidation or merger the Company is not the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety, or substantially as an entirety, the Company shall cause effective provision to be made so that the Warrantholder shall have the right thereafter, by exercising this Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale or conveyance by holders of the number of shares of Common Stock into which such Warrant might have been exercised immediately prior to such consolidation, merger, sale or conveyance, which provision shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Common Stock and to successive consolidations, mergers, sales or conveyances. Notwithstanding the foregoing, except for issuances of Common Stock or options, warrants or other securities exercisable to purchase or convertible into shares of Common Stock at a price less than the Exercise Price as then in effect on the date of such issuance, no adjustment of the Exercise Price shall be made as a result of or in connection with (1) the issuance of Common Stock of the Company pursuant to options, warrants and share purchase agreements now in effect or hereafter outstanding or created, (2) the establishment of option plans of the Company, the modification, renewal or extension of any plan now in effect or hereafter created, or the issuance of Common Stock upon exercise of any options pursuant to such plans, (3) the issuance of Common Stock in connection with an acquisition, consolidation or merger of any type in which the Company is the continuing corporation, or (4) the issuance of Common Stock in consideration of such cash, property or service as may be approved by the Board of Directors of the Company and permitted by applicable law. In the event of the issuance by the Company of Common Stock or options, warrants or other securities convertible into or exercisable to purchase shares of the Company's Common Stock for a price less than the Exercise Price, the Exercise Price of this Warrant and the number of shares issuable upon such exercise shall be adjusted, proportionately, such that the Exercise Price shall be reduced to equal the Purchase Price, Exercise Price or Conversion Value of such security.

   4. ADJUSTMENT TO PURCHASE PRICE. The Company may, in its sole discretion, lower the purchase price at any time, or from time-to-time. When any adjustment is made in the purchase price, the Company shall cause a copy of such statement to be mailed to the Warrantholder, as of a date within ten (10) days after the date when the purchase price has been adjusted.

   5. MANNER OF EXERCISE. The Warrantholder of the Warrants evidenced by this Warrant Certificate may exercise all or any whole number of such Warrants during the Exercise Period in the manner stated herein. This Warrant Certificate, together with the purchase form provided herein duly executed by the Warrantholder or by the Warrantholder's duly authorized attorney, plus payment of the exercise price in the manner set forth in paragraph 6 below, shall be surrendered to the Company. If upon exercise of any Warrants evidenced by this Warrant Certificate the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrantholder a new Warrant Certificate evidencing the number of Warrants not so exercised.

   6. MANNER OF PAYMENT. The exercise price of each Warrant shall be paid, to the extent permitted by applicable statutes and regulations, either (I) in cash at the time the Warrant is exercised, (ii) by delivery to the Company of other Common Stock of the Company valued at its then established fair market value, (iii) by delivery to the Company of either options or warrants of the Company, including, without limitation, this Warrant, valued at the difference between their exercise price and the then established fair market value of the Company's Common Stock, (iv) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other Common Stock of the Company) with the holder hereof, or (v) any other form of legal consideration that may be acceptable to the Board of Directors, in their discretion. For the purposes of this paragraph 6, the fair market value of the Company's Common Stock shall be (I) the closing sale price for the Common Stock on the primary exchange upon which the shares are listed and traded on the date the Warrant is exercised, or (ii) if the shares are not traded on any national exchange, the closing sale price for the Common Stock on the NASDAQ National Market on the date the Warrant is exercised, or (iii) if the shares or neither traded on a national exchange nor listed on the NASDAQ National Market, then the average of the bid and ask prices for the Common Stock in the Over-The-Counter Market as quoted on the NASDAQ Small-Cap Market or (iv) if the shares of Common Stock are neither traded on a national exchange or the NASDAQ National Market nor quoted on the NASDAQ Small-Cap Market, the average of the bid and ask prices for the Common Stock as quoted by any recognized securities quotation service such as the National Quotation Bureau, Inc. or the OTC Electronic Bulletin Board on the date the Warrant is exercised. In the case of any deferred payment arrangement, any interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Internal Revenue Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

   7. RESERVATION OF COMMON STOCK. The Company agrees that the number of shares of Common Stock sufficient to provide for the exercise of the Warrant upon the basis herein set forth will at all times during the term of this Warrant be reserved for the exercise thereof.

   8. ISSUANCE OF COMMON STOCK UPON EXERCISE. The Company, at its expense, shall cause to be issued, within ten (10) days after exercise of this Warrant, a certificate or certificates in the name requested by the Warrantholder of the number of shares of Common Stock to which the Warrantholder is entitled upon such exercise. All shares of Common Stock or other securities delivered upon the exercise of the Warrants shall be validly issued, fully paid and non-assessable.

   9. NO RIGHT AS STOCKHOLDER. The Warrantholder is not, by virtue of ownership of the Warrant, entitled to any rights whatsoever of a stockholder of the Company.

   10. ASSIGNMENT. This Warrant may be assigned in whole or in part without the written consent of the Company. Upon any assignment, the Company will issue within ten (10) days in the name of the assignee, and any balance remaining in the name of Warrantholder, a certificate or certificates for the Warrants issuable to such assignee and Warrantholder.

Dated:                 , 1999               PREMIER CONCEPTS, INC.
      -----------------
                                            By:/s/ Sissel Greenberg
                                               -----------------------------
                                               Sissel Greenberg, President



                                            By:/s/ Todd Huss
                                               -----------------------------
                                               Todd Huss, Secretary

countersigned

CORPORATE STOCK TRANSFER, INC.

By:
   ----------------------------------------------
   Transfer Agent and Registrar Authorized Officer

                            PREMIER CONCEPTS, INC.

                             ELECTION OF PURCHASE

                 Transfer Fee:  $15.00 per certificate issued.

   The undersigned hereby irrevocably elects to exercise           Warrants
represented by this Warrant Certificate, and to purchase the common shares issuable upon the exercise of such Warrants, and requests that the certificates for such shares shall be issued in the name of:


---------------------------------------------------------------------------

---------------------------------------------------------------------------
                                    Address

  ---------------------------------------------------------------------------
                  Social Security or other identifying number

and be delivered to

  ---------------------------------------------------------------------------
                                     Name
at

  ---------------------------------------------------------------------------
                                    Address

and, if said number of Warrants shall not be all the Warrants evidenced by this Warrant certificate, that a new Warrant certificate for the balance of such Warrants be registered in the name of, AND delivered to, the undersigned at the address stated below.

Dated:
       ------------------

Name of Warrantholder:
                       ---------------------------------------------------
Address:
        ------------------------------------------------------------------

-------------------------------------------------------------------------

Signature:
           --------------------------------------------------------------

                                  ASSIGNMENT

   For value received
                      ------------------------------------------------------
hereby sell, assign, and transfer unto
                                        -------------------------------------

---------------------------------------------------------------------------

Warrants represented by this Warrant certificate, together with all right,

title, and interest therein, and  do  hereby  irrevocably constitute and appoint
        -------------------------------------------------------------------

attorney, to transfer this Warrant certificate on the books of the Company,

with full power of substitution.

Dated:                                 X
       -------------------              -------------------------------------

                                       X
                                        -------------------------------------
SIGNATURE GUARANTEED:


NOTICE: The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever.

IMPORTANT: SIGNATURE MUST BE GUARANTEED BY A COMMERCIAL BANK OR MEMBER FIRM OF ONE OF THE FOLLOWING STOCK EXCHANGES: NEW YORK STOCK EXCHANGE, PACIFIC COAST STOCK EXCHANGE, AMERICAN STOCK EXCHANGE, MIDWEST STOCK EXCHANGE.

                                   Exhibit D

             Board Election, Reporting Provisions and Other Rights
             -----------------------------------------------------

     1. Board Election. Premier's Board of Directors shall be constituted of five (5) Directors and shall be classified such that Investor, voting separately, shall be entitled to appoint or elect a number of Directors in proportion to its stake in Premier (rounded down for partial members, but not less than one). Premier will cause the first election of such person(s) to be effective on the Closing Date and will compensate such Board members as it compensates its other Board members. Investor shall be entitled to remove and replace such Director(s), with or without cause, at any time.

     2. Reporting Requirements. Premier shall deliver to Investor as long as it holds at least ten percent (10%) of Premier's voting securities:

          2.1   as soon as available but in any event within forty-five (45)
days (subject to a 5 day extension under Rule 12b-     ) after the end of
each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of operations and cash flows of Premier and its subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of Premier and its subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the exclusion of footnote disclosure and normal year-end audit adjustments;

          2.2   within ninety (90) days after the end of each fiscal year
(subject to a 5 day extension under Rule 12b-      ), consolidating and
consolidated statements of operations and cash flows of Premier and its subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of Premier and its subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by
(A) with respect to the consolidated portions of such statements, an unqualified opinion of an independent accounting firm of recognized standing and (B) a copy of such firm's annual management letter to the Board; and

          2.3 with reasonable promptness, such other information and financial and operating data concerning Premier as may be regularly prepared by Premier or as Investor may reasonably request.

     Each of the financial statements referred to in the foregoing paragraphs shall be consistent with the books and records of Premier and shall be prepared, and fairly present the financial condition of Premier, in accordance with GAAP, consistently applied, subject in the case of unaudited financial statements to lack of footnote disclosure and changes resulting from normal year-end audit adjustments.

     3. Inspection. Premier shall permit any representatives designated by Investor, upon reasonable notice and during normal business hours, to
(i) visit and inspect any of the properties of Premier, (ii) examine the corporate, financial and other business records of Premier and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the Directors, officers, employees, independent accountants and counsel of Premier. Premier shall exert reasonable best efforts to require persons not employed by Premier or otherwise under Premier's control to cooperate fully with such representatives.

     4. Equitable Relief. Investor shall be entitled to obtain any equitable relief appropriate to enforce compliance with this Exhibit D and to recover expenses, including attorneys' fees and disbursements incurred in connection with such enforcement. The remedy provided in this Section 4 shall be in addition to, not exclusive of, any other right or remedy available at law or in equity, whether by statute, pursuant to an agreement with Premier or otherwise.

     5. Liability Limitation. In addition to any other provisions regarding limitations of liability in Premier's Certificate of Incorporation, Bylaws or otherwise applicable, to the maximum extent permitted by law, Premier does hereby exonerate Investor and its designee(s) serving on the Board of Directors and all committees thereof from time to time, or any person or entity being represented by or acting on behalf of any of the foregoing, directly and indirectly, and their respective successors and assigns (collectively, "Indemnitees"), and waives and releases any suit, claim, demand or cause of action of any kind arising, from any action taken or failure to take any action by an Indemnitee, unless such action or failure to take action constitutes willful misconduct, and to the maximum extent permitted by law, no Indemnitee shall be personally liable for monetary damages as such for any action or failure to take action.

     6. Indemnification. Each Indemnitee shall be indemnified and held harmless by Premier for all actions taken by him or her and for all failure to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by law and against all expense, liability and loss (including without limitation attorneys' fees, judgment, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any action, suit, claim or proceeding ("Proceeding"), except to the extent that the act or failure to act giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct. The right to indemnification provided in this Section 6 shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by Premier in advance of the final disposition of the Proceeding to the fullest extent permitted by law; provided that, if law so requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made upon delivery to Premier of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 6 or otherwise. The undertaking required by the preceding sentence need not be secured and shall be accepted without reference to financial ability to make repayment. Indemnification pursuant to this Section 6 shall continue as to an Indemnitee who has ceased to be a holder of Stock, a Director or an officer or ceased to have any relationship with Premier and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The rights to indemnification and to the advancement of expenses provided in this Section 6 shall not be exclusive of any other rights that any person or entity may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or Directors or otherwise.

     7.   Miscellaneous

          7.1 The provisions of this Exhibit D relating to the limitation of Indemnitees' liability, to indemnification and to the advancement of expenses shall constitute a contract between Premier and each of the Indemnitees which may be modified as to any Indemnitee only with that person's or entity's consent or as specifically provided herein. Notwithstanding any provision in the Certificate of Incorporation relating to amendment of the Certificate of Incorporation generally, no repeal or amendment of this Exhibit D can be effective without the prior written consent of Investor, and any such amendment or repeal which is adverse to any Indemnitee shall apply to such Indemnitee only on a prospective basis and shall not reduce any limitation on the personal liability of an Indemnitee or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

          7.2 In the case of any change in law which expands the liability of an Indemnitee or limits the indemnification rights or the rights to advancement of expenses which Premier may provide, the right to exoneration, limited liability, indemnification and the advancement of expenses provided in this Exhibit D shall continue as theretofore to the extent permitted by law. Conversely, if change in law permits Premier to limit further the liability of an Indemnitee or to provide broader indemnification rights or rights to the advancement of expenses than Premier was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

          7.3 If any right, power or privilege provided to Investor does not become valid and enforceable merely by this Exhibit D, (a) Premier and the Board of Directors shall exert their best efforts to obtain such consents and satisfy such other conditions as may be necessary for such right, power or privilege to be valid and enforceable as provided herein (including, without limitation, by filing any Certificate of Designation or making any amendment to the Certificate of Incorporation or Bylaws), (b) such right, power or privilege shall be provided to the fullest extent permitted by law, (c) Premier and the Board of Directors shall take such actions as may be necessary to provide Investor with such other rights, powers and privileges as may have the same substantive effect and accomplish the same purposes as the invalid or unenforceable right, power or privilege and (d) any such invalidity or unenforceability shall not invalidate or otherwise affect any other right, power or privilege granted hereby.